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                                     WALKERS
                                ATTORNEYS-AT-LAW

                                  Walker House
                                 P.O. Box 265GT
                                   Mary Street
                                   George Town
                                 Cayman Islands
                  Tel: (345) 949-0100     Fax: (345) 949-7886



TRANSOCEAN SEDCO FOREX INC.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
4 GREENWAY PLAZA
HOUSTON, TEXAS 77046
UNITED STATES OF AMERICA

                                                                    May 10, 2001
Gentlemen

VALIDITY OF ISSUE OF ORDINARY SHARES, PREFERENCE SHARES AND WARRANTS OF TRANSOCEAN SEDCO FOREX INC., A CAYMAN ISLANDS EXEMPTED COMPANY.

As set forth in a Registration Statement on Form S-3 (the REGISTRATION STATEMENT) to be filed with the Securities and Exchange Commission (the COMMISSION) by Transocean Sedco Forex Inc., a Cayman Islands exempted company (the COMPANY), under the Securities Act of 1933, as amended (the ACT), relating to (i) the Company's unsecured debt securities (the DEBT SECURITIES), (ii) the Company's ordinary shares, par value $0.01 per share (the ORDINARY SHARES),
(iii) the Company's preference shares, par value $0.10 per share (the PREFERENCE SHARES), and (iv) warrants (the WARRANTS) to purchase Debt Securities, Preference Shares, Ordinary Shares or other securities to be issued and sold by the Company from time to time pursuant to the Act for an aggregate initial offering price not to exceed $2,000,000,000 (the SECURITIES), certain legal matters in connection with such Ordinary Shares, Preference Shares and Warrants are being passed upon for you by us.

The Registration Statement, as amended, has been filed with, and declared effective by, the Securities and Exchange Commission. The Company's prospectus dated April 12, 2001 and prospectus supplement dated May 8, 2001 (collectively, the "Prospectus") have been filed with the Securities and Exchange Commission pursuant to Rule 425(b)(5) under the Securities Act of 1933, as amended. On May 8, 2001, the Company entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the issuance and sale by the Company to Credit Suisse First Boston Corporation of $400,000,000 aggregate principal amount of the Company's 1.5% Convertible Debentures due May 15, 2021 (the "Debentures").

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) have become effective under the Act; (ii) a prospectus supplement and any amendments to the Registration Statement (including post-effective amendments) have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) the Underwriting


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Agreement has been validly executed and delivered by the Company and the other parties thereto insofar as such matters are governed by New York law; and (v) the Supplemental Indenture (as defined in Schedule 1 hereto) has been validly executed and delivered by the Company and the other parties thereto insofar as such matters are governed by New York law.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

1. The Company is an exempted company duly registered and validly existing and, based on the certificate issued by the Cayman Islands Registrar of Companies, in good standing under the laws of the Cayman Islands.

2. With respect to Ordinary Shares, when certificates representing the Ordinary Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, the Ordinary Shares issuable upon conversion or repurchase of the Debentures, when issued upon such conversion or repurchase, will be recognized as having been duly authorized and validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company. We also consent to the reference to our Firm under the headings "Legal Opinions" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                                Yours faithfully,



                                                /s/ WALKERS

                                                WALKERS





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                                   SCHEDULE 1

                           LIST OF DOCUMENTS EXAMINED

1.   The memorandum of association and articles of association of the Company.

2. A certificate of good standing in respect of the Company issued by the Cayman Islands Registrar of Companies dated 27 February 2001.

3. The resolutions adopted by the Board of Directors of the Company on September 14, 2000 and February 8, 2001 (the RESOLUTIONS).

4. The contents of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission by the Company.

5. The Indenture dated as of April 15, 1997, as supplemented by the First Supplemental Indenture dated as of April 15, 1997, the Second Supplemental Indenture dated as of May 14, 1999 and the Third Supplemental Indenture dated as of May 24, 2000 (the "Senior Indenture"), between the Company or a predecessor thereto and Chase Bank of Texas, National Association (now known as The Chase Manhattan Bank), as trustee (the "Trustee"), pursuant to which the senior Debt Securities may be issued.

6. The draft Fourth Supplemental Indenture (the "Supplemental Indenture") to be executed by the Company and the Trustee, pursuant to which the Debentures will be issued by the Company.

7.   The Underwriting Agreement.

8.   The Prospectus.

9. Such other documents as we have considered necessary for the purposes of rendering this opinion.






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                                   SCHEDULE 2

                                   ASSUMPTIONS

The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed and that all copies conform to their originals.

2. The Minute Book of the Company supplied to us by the Company contains a complete record of the business transacted by it.

3. The corporate records of the Company supplied to us by the Company constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

4. From the date of the Resolutions no corporate or other action is taken by the Company to amend, alter or repeal the Resolutions and no corporate or other action is taken by the Company except as contemplated by the Registration Statement.






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